Exhibit (h)(59)

FORM OF FUND OF FUNDS INVESTMENT AGREEMENT

[AB fund as Acquired Fund]

THIS AGREEMENT, dated as of [date], between [Acquiring Fund series trust] (the “_______ Trust”), on behalf of its various series, severally and not jointly (each, an “Acquiring Fund”), and [AB series trust] (“AB ____”), on behalf of its series AB __________ Portfolio (the “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange

Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of the Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the _________ Trust and AB ______ desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Fund in reliance on the Rule.

1.	Terms of Investment
(a)	In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and the Acquired Fund agree as follows:
(i)	[Each Acquiring Fund shall use reasonable efforts to provide the Acquired Fund at least [five] business days’ notice of any redemption request(s) by the Acquiring Funds in the aggregate of greater than [3]% of the Acquired Fund’s total net assets as of the preceding business day. All redemption requests by any Acquiring Fund over any period of five business days shall be aggregated for purposes of determining whether the requests meet the [3]% threshold set forth in the prior sentence. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ from the amount, timing, and manner in which a redemption request is submitted, if any.] [consider need for and scope of provision on a case-by-case basis]

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(ii)	Upon a reasonable request by the Acquired Fund, an Acquiring Fund will provide summary information regarding the anticipated timeline of its investments in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.
(iii)	[______ Trust shall provide, and/or authorize its custodian(s) to provide, the Acquired Fund with information sufficient for the Acquired Fund to monitor on an ongoing basis the number of shares of the Acquired Fund held by the Acquiring Funds and any affiliated person (as defined in the 1940 Act) of an Acquiring Fund, including without limitation the names of all custodial accounts through which shares of the Acquired Fund are held.]
(b)	In order to assist the Acquiring Funds’ investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in the Acquired Fund in order to make the required finding under the Rule, the Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.
(c)	An Acquiring Fund shall promptly notify the Acquired Fund:
(i)	of any purchase or acquisition of shares in the Acquired Fund that causes such Acquiring Fund to hold 3% or more of the Acquired Fund’s total outstanding voting stock [delete if initial purchase is greater than 3%];
(ii)	of any purchase or acquisition of shares in the Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities;
(iii)	where the Acquiring Fund and its Advisory Group (as defined in the Rule), individually or in the aggregate, hold more than 25% of the Acquired Fund’s total outstanding voting securities; and
(iv)	if at any time an Acquiring Fund no longer holds voting securities of the Acquired Fund in excess of an amount noted in (i), (ii), or (iii) above.
2.	Representations of the Acquired Fund

In connection with any investment by an Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff (the “Staff”) from time to time, applicable to the Acquired Fund, including the limitations on investments required by Rule 12d1-4(b)(3)(ii); (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or the Staff from time to time, or this Agreement.

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3.	Representations of the Acquiring Funds

In connection with any investment by an Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule (including the limitations on control and associated voting requirements set out in Rule 12d1-4((b)(1)), as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in the Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Indemnification

Each Acquiring Fund agrees to hold harmless and indemnify the Acquired Fund, including any of its principals, directors, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of its principals, directors, officers, employees and agents, to the extent such Claims result from (i) a violation by the Acquiring Fund of any provision of this Agreement or (ii) a violation by the Acquiring Fund or the Acquiring Fund’s investment adviser of the conditions of the Rule with respect to an investment covered by this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided, however, that an Acquiring Fund shall not be liable for indemnifying the Acquired Fund or any of its principals, directors, officers, employees and agents for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquired Fund to the Acquiring Fund pursuant to terms and conditions of the Rule or this Agreement.

The Acquired Fund agrees to hold harmless and indemnify each Acquiring Fund, including any of its principals, directors, officers, employees and agents, against and from any Claims asserted against the Acquiring Funds, including any principals, directors, officers, employees and agents, to the extent such Claims result from (i) aviolation by the Acquired Fund of any provision of this Agreement or (ii) a violation by the Acquired Fund or the Acquired Fund’s investment adviser of the conditions of the Rule with respect to an investment covered by this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided, however, that the Acquired Fund shall not be liable for indemnifying any Acquiring Fund or any of its principals, directors, officers, employees and agents for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquiring Fund to the Acquired Fund pursuant to terms and conditions of the Rule or this Agreement.

5.	Miscellaneous
(a)	This Agreement shall be governed by the laws of the State of New York without regard to its choice of law principles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.

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(b)	In any action involving the Acquiring Funds under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of _______ Trust.

(c)	In any action involving the Acquired Fund under this Agreement, each Acquiring Fund agrees to look solely to the Acquired Fund and not to any other series of AB ______.

(d)	[FOR Massachusetts business trusts: In the case of the [applicable trust(s)], a copy of the Declaration of Trust of [name of applicable trust(s)] is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Fund[(s)] shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the [applicable Fund(s)]].

6.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to ________ Trust:	If to AB _____:
______ Trust Attention: Email: With a copy to: name address Email:

name

c/o AllianceBernstein L.P.

501 Commerce Street

18th Floor

Nashville, TN 37203

Email:

With a copy to:

Emilie D. Wrapp, Esq.

c/o AllianceBernstein, L.P.

1345 Avenue of the Americas

New York, NY 10105

Email: emilie.wrapp@alliancebernstein.com

7.	Term and Termination; Assignment; Amendment
(a)	This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in the Acquired Fund made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).
(b)	This Agreement shall continue until terminated in writing by either party upon 60 days’ written notice to the other party. Upon termination of this Agreement, no Acquiring Fund may purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. Each Acquiring Fund’s obligation in Section 1(a) of this Agreement to provide advance notice of redemptions shall survive termination of this Agreement until the Acquiring Funds’ aggregate investment in the Acquired Fund is less than 3% of the Acquired Fund’s total outstanding shares. Termination of this Agreement on behalf of any Fund shall not terminate this Agreement with respect to any other Fund that is a party hereto.

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(c)	This Agreement may not be assigned by either party without the prior written consent of the other.

(d)	This Agreement may be amended only by a writing that is signed by each affected party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AB _________

_________________________

Name of Authorized Signer: Emilie D. Wrapp

Title: Secretary

_________ Trust

__________________________

Name of Authorized Signature:

Title:

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